North Square Evanston Multi-Alpha Fund

(formerly, Evanston Alternative Opportunities Fund)

(the “Fund”)

Class A Shares

Class I Shares

Supplement dated September 25, 2024 to the Prospectus dated July 26, 2024

This supplement serves as notification of the following changes:

The following provides new information about the Fund’s minimum initial investment contained in the current Prospectus. Effective as of the date of this supplement, the Fund’s minimum initial investment by any Eligible Investor will be changed from $50,000 to $25,000.

The following language replaces the second sentence of the second paragraph of “The Offering and Purchase of Shares” sub-section of the “Investing in the Fund” section of the Prospectus Summary:

The minimum initial investment in the Fund by any Eligible Investor is $25,000, and the minimum additional investment in the Fund is $10,000.

The following language replaces the second sentence of the second paragraph of the “Purchase Terms” sub-section of the “Purchase of Shares” section of the Prospectus:

The minimum initial investment in the Fund by any Eligible Investor is $25,000, and the minimum additional investment in the Fund is $10,000.

The following language replaces the second sentence of the fourth paragraph of the “Distribution Arrangements” section of the Prospectus:

The minimum initial investment in the Fund by an investor is $25,000, and the minimum additional investment in the Fund is $10,000.

Please contact the Fund at (833) 821-7800 if you have any questions.

Please retain this supplement for future reference.